Pricing supplement To prospectus dated April 13, 2023, prospectus addendum dated June 3, 2024 prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement Nos. 333-270004 and 333-270004-01 Dated October 10, 2025; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$2,600,000

Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing October 13, 2045, subject to postponement as described below.
•	The notes are designed for investors who (i) believe that the 30-Year U.S. Dollar SOFR ICE Swap Rate will be greater than the 2-Year U.S. Dollar SOFR ICE Swap Rate on each Determination Date and (ii) who seek periodic interest payments that will accrue (a) for the Initial Interest Periods, at a rate of 7.50% per annum and (b) for each other Interest Period, at a per annum rate equal to (i) the Spread (the 30-Year SOFR ICE Swap Rate minus the 2-Year SOFR ICE Swap Rate) on the applicable Determination Date for such Interest Period multiplied by (ii) the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	The notes have a relatively long maturity relative to other fixed income products. Longer dated notes may be more risky than shorter dated notes. See “Selected Risk Considerations” in this pricing supplement.
•	After the Initial Interest Periods, if the Spread on the applicable Determination Date times the Multiplier is less than or equal to 0.00%, the Interest Rate for such Interest Period will be equal to the Minimum Interest Rate of 0.00% per annum. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Interest on the notes after the Initial Interest Periods will be calculated based on the applicable Interest Rate for such Interest Period, which will be equal to (i) the Spread on the applicable Determination Date times (ii) the Multiplier (subject to the Maximum Interest Rate and the Minimum Interest Rate). In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0.00% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on October 10, 2025 and are expected to settle on or about October 15, 2025.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.

Payment at Maturity:	On the Maturity Date, we will pay you the outstanding principal amount of your notes plus any accrued and unpaid interest.
Redemption Feature:	On the 15th day of each January, April, July and October of each year (each, a “Redemption Date”, provided that the Redemption Date in October 2045 will be the Maturity Date), commencing on October 15, 2030 and ending on the Maturity Date, we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement. If we intend to redeem your notes, we will deliver notice to The Depository Trust Company (“DTC”) at least 5 Business Days prior to the applicable Redemption Date.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding October 15, 2030.
Initial Interest Rate:	7.50% per annum
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 15th day of each January, April, July and October of each year (provided that the Interest Payment Date in October 2045 will be the Maturity Date), commencing on January 15, 2026 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Interest Rate:	For each Initial Interest Period, the Initial Interest Rate. For each Interest Period (other than an Initial Interest Period), (i) the Spread times (ii) the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate. If, on the applicable Determination Date, the Spread times the Multiplier is equal to or less than 0.00%, interest will accrue at a rate of 0.00% per annum for that Interest Period.
Spread:	With respect to each Interest Period (after the Initial Interest Periods), the 30-Year SOFR ICE Swap Rate minus the 2-Year SOFR ICE Swap Rate, as determined on the applicable Determination Date. If, on the applicable Determination Date, the 30-Year SOFR ICE Swap Rate does not exceed the 2-Year SOFR ICE Swap Rate, interest will accrue at a rate of 0.00% per annum for that Interest Period.
Multiplier:	7.0
Minimum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 7.00% per annum
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Determination Date:	For each Interest Period (other than the Initial Interest Periods), the second U.S. Government Securities Business Day immediately preceding the beginning of the applicable Interest Period.
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year SOFR ICE Swap Rate:	With respect to any Determination Date, the 30-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 30-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO30 Page (or any successor page), then the Calculation Agent will determine the 30-Year SOFR ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.
2-Year SOFR ICE Swap Rate:

With respect to any Determination Date, the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 2-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO02 Page (or any successor page), then the Calculation Agent will determine the 2-Year SOFR ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

We refer to the 30-Year SOFR ICE Swap Rate and the 2-Year SOFR ICE Swap Rate each as a “ICE Swap Rate” and together as the “ICE Swap Rates”.

Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.

Investing in the Callable Fixed to Floating Rate Notes involves a number of risks. See Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-18 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$31.212	$968.788
Total	$2,600,000	$81,150	$2,518,850

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of approximately $31.212 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $909.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 10, 2025

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated April 13, 2023:

https://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024:

https://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Pricing Date:	October 10, 2025
Original Issue Date (Settlement Date):	On or about October 15, 2025, subject to the Business Day Convention.
Maturity Date:	October 13, 2045, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48135NZX7

JPMorgan Structured Investments —	PS-1
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON EARLY REDEMPTION – Regardless of the performance of the ICE Swap Rates, we will pay you at least the principal amount of your notes if you hold the notes to maturity or to the Redemption Date, if any, on which we elect to redeem the notes Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will pay at a fixed Interest Rate. After the Initial Interest Periods, the notes will pay an interest rate per annum equal to (i) the Spread times (ii) the Multiplier, provided that such rate will not be less than the Minimum Interest Rate of 0.00% per annum or greater than the Maximum Interest Rate of 7.00%. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on October 15, 2030, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this pricing supplement.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Subject to the limitations described therein, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to accrue and recognize original issue discount (“OID”) as interest income in each year at the “comparable yield,” as determined by us, even though the actual interest payments made with respect to the notes during a taxable year may differ from the amount of OID that must be accrued during that taxable year. In addition, solely for purposes of determining the amount of OID that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. You will be required to make adjustments to the amount of OID you must recognize each taxable year to reflect the difference, if any, between the actual amount of interest payments made and the projected amount of the interest payments (as reflected in the projected payment schedule). Under the forgoing rules, you will not be required to separately include in income the interest payments you receive with respect to the notes. Please see Appendix B below for the comparable yield and the projected payment schedule in respect of the notes. Generally, amounts received at maturity or earlier sale or disposition in excess of your tax basis, if any, will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous interest inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, the deductibility of which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisors with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.

Non-U.S. Holders should also note that a withholding tax of 30% could be imposed on payments made on the notes to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement and in Annex A to the accompanying prospectus addendum.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES BECAUSE, OTHER THAN DURING THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS A FLOATING RATE AND MAY BE EQUAL TO THE MINIMUM INTEREST RATE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on the Spread on the applicable Determination Date, provided that the Interest Rate for any Interest Period after the Initial Interest Periods will not be less than the Minimum Interest Rate or greater than the Maximum Interest Rate. The current 30-Year SOFR ICE Swap Rate is less than the 2-Year SOFR ICE Swap Rate. If the 30-Year SOFR ICE Swap Rate does not exceed the 2-Year SOFR ICE Swap Rate on the applicable Determination Date in an Interest Period after the Initial Interest Periods, no interest will be payable with respect to that Interest Period. Accordingly, if the 30-Year SOFR ICE Swap Rate does not exceed the 2-Year SOFR ICE Swap Rate

JPMorgan Structured Investments —	PS-2
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

on the Determination Date applicable to some or all of the Interest Periods after the Initial Interest Periods, you may not receive any interest payments for an extended period over the term of the notes.

•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest payable on the notes is variable; however, it is subject to a Maximum Interest Rate. The Interest Rate on the notes after the Initial Interest Periods will not exceed the Maximum Interest Rate of 7.00% per annum.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the Spread. If the Spread times the Multiplier is less than or equal to 0.00% on any Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the ICE Swap Rates or that are only linked to one of the ICE Swap Rates. We have no control over any fluctuations in the ICE Swap Rates.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.

It is more likely that we will elect to call the notes prior to maturity when the expected interest payable on the notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in an equivalent investment with a similar interest rate. We are less likely to call the notes prior to maturity when the expected interest payable on the notes is less than the interest that would be payable on other comparable instruments issued by us. Therefore, the notes are more likely to remain outstanding when the expected interest payable on the notes is less than what would be payable on other comparable instruments.

•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods, the rate of interest on your notes will be variable and determined based on (i) the Spread times (ii) the Multiplier on the applicable Determination Date, provided that this rate will not be less than the Minimum Interest Rate or greater than the Maximum Interest Rate, which may be less than returns otherwise payable on notes issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come

JPMorgan Structured Investments —	PS-3
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.
•	THE INTEREST RATE ON THE NOTES IS BASED ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year SOFR ICE Swap Rate minus (b) the 2-Year SOFR ICE Swap Rate. The ICE Swap Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the ICE Swap Rates or may be partially offset by other factors. We cannot predict the factors that may cause the ICE Swap Rates, and consequently the Spread, to increase or decrease. As the Interest Rate after the Initial Interests Periods will be equal to (i) the Spread times (ii) the Multiplier, if the Spread times the Multiplier is equal to or less than 0.00% (indicating that the 30-Year SOFR ICE Swap Rate does not exceed the 2-Year SOFR ICE Swap Rate) on a Determination Date, the Interest Rate for the corresponding Interest Period will be equal to the Minimum Interest Rate. The amount of interest you accrue on the notes in any Interest Period (other than an Initial Interest Period) may therefore decrease even if either or both of the ICE Swap Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period (other than an Initial Interest Period) may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes

JPMorgan Structured Investments —	PS-4
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — As described under “The Estimated Value of the Notes” in this pricing supplement, the notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including:
•	the performance of the ICE Swap Rates;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	the expected positive or negative correlation between the ICE Swap Rates or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Like many long- term notes with short term call dates, secondary prices can drop sharply if the market shifts from assuming a call to assuming the note will be left outstanding indefinitely, particularly when after the call date passes, the payout shifts from fixed rate to floating.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary

JPMorgan Structured Investments —	PS-5
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Spread times the Multiplier is greater than or equal to 0.00% on the applicable Determination Date (meaning the 30-Year SOFR ICE Swap Rate exceeds the 2-Year SOFR ICE Swap Rate). If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
•	The INTEREST RATE will be affected by a number of factors — After the Initial Interest Periods, the interest rate will depend primarily on the ICE Swap Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:
•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the ICE SWAP Rates and/or SOFR.

These and other factors may have a negative effect on the performance of the ICE SWAP Rates and on the value of the notes in the secondary market.

•	The ICE Swap Rates may be volatile — The ICE Swap Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
•	THE ICE SWAP RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the ICE Swap Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the 30-Year SOFR ICE Swap Rate and/or the 2-Year SOFR ICE Swap Rate and may negatively impact the Spread and, therefore, the interest payable on the notes after the Initial Interest Periods.
•	THE ICE SWAP RATES AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the U.S. Dollar SOFR ICE Swap Rate began in November 2021, and, therefore, has a limited history. IBA launched the U.S. Dollar SOFR ICE Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rate will have no bearing on the performance of SOFR or the ICE SWAP Rates.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the ICE SWAP Rates and SOFR cannot be predicted based on the limited historical performance. The levels of ICE SWAP Rates and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the ICE SWAP Rates and SOFR, such as correlations, may change in the future. While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “New York Fed”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the ICE SWAP Rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the ICE SWAP Rates or SOFR. Changes in the levels of SOFR will affect the ICE SWAP Rates and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the ICE SWAP Rates or SOFR will be positive.

JPMorgan Structured Investments —	PS-6
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and Federal Reserve Bank of New York (“FRBNY”) (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the ICE SWAP Rates and of the amount of interest payable on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the ICE SWAP Rates is calculated will change, which could reduce the Spread.
•	THE ICE SWAP RATES MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF THEY ARE DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on a Determination Date, the 30-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time or the 2-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate for that Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Determination Date that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate for that Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the Business Day Convention, the Interest Accrual Convention, the definitions of business day, Day Count Fraction and Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Spread on the Determination Date and the Interest Rate which could adversely affect the return on and the market value of the notes. See “What is an ICE Swap Rate?” below.

•	the 30-Year SOFR ICE Swap RATE or the 2-Year SOFR ICE Swap Rate May Not Be Published on a Determination DATE — The 30-Year SOFR ICE Swap Rate may not be available on Bloomberg Screen USISSO30 Page (or any successor page) or the 2-Year SOFR ICE Swap Rate may not be available on Bloomberg Screen USISSO02 Page (or any successor page) on a Determination Date because such rate is not published by the Intercontinental Exchange (ICE). The 30-Year SOFR ICE Swap Rate and the 2-Year SOFR ICE Swap Rate may not be published by the ICE for various reasons. If the 30-Year SOFR ICE Swap Rate cannot be determined using the Bloomberg Screen USISSO30 Page (or any successor page) or the 2-Year SOFR ICE Swap Rate cannot be determined using the Bloomberg Screen USISSO02 Page (or any successor page) due to the non-publication of such rate on a Determination Date, such rate may be determined by the Calculation Agent in its sole discretion.

JPMorgan Structured Investments —	PS-7
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Hypothetical Interest Rate for the Interest Period after the final Initial Interest Period

The Interest Rate for the Initial Interest Periods will be 7.50% per annum. For each Interest Period after the Initial Interest Period, the Interest Rate will be equal to (i) the Spread on the applicable Determination Date times (ii) the Multiplier. The following table illustrates the Interest Rate determination for the Interest Period after the final Initial Interest Period for a hypothetical range of performances for of the ICE Swap Rates and reflects the Multiplier of 7.0, the Maximum Interest Rate of 7.00% and the Minimum Interest Rate of 0.00% per annum. The hypothetical Spread and interest payments set forth in the following examples are for illustrative purposes only and may not be the actual Spread or interest payment applicable to a purchaser of the notes.

Hypothetical Spread				Hypothetical Interest Rate (for the Interest Period after the final Initial Interest Period)
5.00%	×	7.0	=	7.00%*
4.00%	×	7.0	=	7.00%*
3.00%	×	7.0	=	7.00%*
2.50%	×	7.0	=	7.00%*
2.00%	×	7.0	=	7.00%*
1.00%	×	7.0	=	7.00%
0.50%	×	7.0	=	3.50%
0.25%	×	7.0	=	1.75%
0.00%	×	7.0	=	0.00%**
-0.25%	×	7.0	=	0.00%**
-0.75%	×	7.0	=	0.00%**
-1.00%	×	7.0	=	0.00%**
-1.75%	×	7.0	=	0.00%**

*The Interest Rate cannot be greater than the Maximum Interest Rate of 7.00% per annum.

**The Interest Rate cannot be less than the Minimum Interest Rate of 0.00% per annum.

These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns shown above would be lower.

JPMorgan Structured Investments —	PS-8
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for three hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date, the Multiplier for the Interest Period is 7.0 and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 4.00% and the 2-Year SOFR ICE Swap Rate is 3.50%. Because the 30-Year SOFR ICE Swap Rate (4.00%) is greater than the 2-Year SOFR ICE Swap Rate (3.50%), the Spread is positive and is equal to 0.50%. Accordingly, the Interest Rate is 3.50% calculated as follows:

MAX [0, 7.0 × (4.00% - 3.50%)] = 3.50% per annum

The quarterly interest payment per $1,000 principal amount note is calculated as follows:

$1,000 × 3.50% × (90/360) = $8.75

Example 2: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 5.50% and the 2-Year SOFR ICE Swap Rate is 1.00%. Because the 30-Year SOFR ICE Swap Rate (5.50%) is greater than the 2-Year SOFR ICE Swap Rate (1.00%), the Spread is positive and is equal to 4.50%. However, because (i) the Spread times (ii) the Multiplier is greater than the Maximum Interest Rate of 7.00% per annum, the Interest Rate is equal to the Maximum Interest Rate.

The quarterly interest payment per $1,000 principal amount note is calculated as follows:

$1,000 × 7.00% × (90/360) = $17.50

Example 3: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 1.50% and the 2-Year SOFR ICE Swap Rate is 5.00%. Because the 30-Year SOFR ICE Swap Rate (1.50%) is less than the 2-Year SOFR ICE Swap Rate (5.00%), the Spread is negative and is equal to -3.50%. However, because (i) the Spread times (ii) the Multiplier is less than the Minimum Interest Rate of 0.00% per annum, the Interest Rate is equal to the Minimum Interest Rate.

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-9
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

What is an ICE Swap Rate?

An ICE Swap Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on a designated Bloomberg Screen; the 30-Year SOFR ICE Swap Rate appears on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time and the 2-Year SOFR ICE Swap Rate appears on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, in each case, on each Determination Date, as determined by the Calculation Agent, provided that, if no such rate appears on Bloomberg Screen USISSO30 Page (or any successor page) or Bloomberg Screen USISSO02 Page (or any successor page), as applicable, on that day at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the ICE Swap Rate for that day in its sole discretion. The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year SOFR ICE Swap Rate or the 30-Year SOFR ICE Swap Rate is being calculated.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Determination Date that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate for that Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the Business Day Convention, the Interest Accrual Convention, the definitions of business day, Day Count Fraction and Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Spread on the Determination Date and the Interest Rate which could adversely affect the return on and the market value of the notes.

Historical Information

The following graphs set forth the weekly historical performance of the ICE Swap Rates and the Spread from November 19, 2021 through October 10, 2025. Please note that recently, the frequency at which no ICE Swap Rate was published for any index maturity has been increasing and the frequency of non-publication may continue to increase. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year SOFR ICE Swap Rate, as it appeared on Bloomberg Screen USISSO30 Page on October 10, 2025 was 3.904%. The 2-Year SOFR ICE Swap Rate, as it appeared on Bloomberg Screen USISSO02 Page on October 10, 2025 was 3.348%. The Spread on October 10, 2025 was 0.556%.

The ICE Swap Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the 30-Year SOFR ICE Swap Rate on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time and the 2-Year SOFR ICE Swap Rate on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time. The historical ICE Swap Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap Rates or the Spread on any Determination Date. We cannot give you assurance that the performance of the ICE Swap Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period. You should note that publication of the U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021, and it therefore has a limited history.

JPMorgan Structured Investments —	PS-10
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

JPMorgan Structured Investments —	PS-11
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Spread between 30y SOFR ICE Swap Rate and 2y SOFR ICE Swap Rate
Spread (%)
1.50
1.00
0.50
0.00
-0.50
-1.00
-1.50
-2.00
Nov-21
Feb-22
May-22
Aug-22
Nov-22
Feb-23
May-23
Aug-23
Nov-23
Feb-24
May-24
Aug-24
Nov-24
Feb-25
May-25
Aug-25
Source: Bloomberg

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-12
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than The Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 24, 2023, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2023.

JPMorgan Structured Investments —	PS-13
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-14
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045

Appendix B

We have determined that the “comparable yield” is an annual rate of 5.76% per annum, compounded quarterly, and the projected payment schedule includes estimates of the quarterly interest payments and the payment at maturity of $1,012.12 (i.e., the principal amount of the notes plus the final estimated interest payment) based on an investment of $1,000.

We have determined the projected payments for your notes are as follows:

Taxable Year	Payment in January	Payment in April	Payment in July	Payment in October
2025	N/A	N/A	N/A	N/A
2026	$17.50	$17.50	$17.50	$17.50
2027	$17.50	$17.50	$17.50	$17.50
2028	$17.50	$17.50	$17.50	$17.50
2029	$17.50	$17.50	$17.50	$17.50
2030	$17.50	$17.50	$17.50	$17.50
2031	$16.16	$15.97	$15.81	$15.67
2032	$15.52	$15.39	$15.27	$15.16
2033	$15.04	$14.80	$14.55	$14.30
2034	$14.05	$13.79	$13.52	$13.24
2035	$12.97	$12.69	$12.42	$12.17
2036	$11.93	$11.78	$11.65	$11.51
2037	$11.39	$11.26	$11.15	$11.04
2038	$10.93	$10.85	$10.79	$10.76
2039	$10.76	$10.80	$10.81	$10.82
2040	$10.84	$10.85	$10.86	$10.85
2041	$10.85	$10.82	$10.81	$10.81
2042	$10.83	$10.87	$10.89	$10.96
2043	$11.03	$11.11	$11.20	$11.30
2044	$11.41	$11.54	$11.66	$11.74
2045	$11.87	$11.95	$12.03	$1,012.12

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

JPMorgan Structured Investments —	PS-15
Callable Fixed to Floating Rate Notes Linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due October 13, 2045